EXHIBIT 99.1

Donegal Group Inc. Increases Quarterly Dividend

MARIETTA, Pa., April 19, 2018 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) (NASDAQ:DGICB) reported that its board of directors declared a regular quarterly cash dividend of $.1425 per share of the Company’s Class A common stock and $.125 per share of the Company’s Class B common stock.  The dividends are payable on May 15, 2018 to stockholders of record as of the close of business on May 1, 2018.  These dividends represent percentage increases of 1.8% for the Company’s Class A common stock and 2.0% for the Company’s Class B common stock compared to the previous quarterly cash dividend rates.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in 22 Mid-Atlantic, Midwestern, New England and Southern states.  Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group.  The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Company’s Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized “main street” property and casualty insurers, Donegal Group has grown profitably over the last three decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

For Further Information:
Jeffrey D. Miller
Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail:  investors@donegalgroup.com